Press Release
FOR IMMEDIATE RELEASE

Cornerstone Therapeutics to Voluntarily Withdraw Balacet® 325 and Additional
Propoxyphene Medications

CARY, N.C. (November 22, 2010) – Cornerstone Therapeutics Inc. (Nasdaq: CRTX), announced today that it will voluntarily remove three products containing propoxyphene from the U.S. market. The move is in response to the Food and Drug Administration’s (FDA) consultation and subsequent agreement with Xanodyne Pharmaceuticals, Inc. regarding the voluntary market withdrawal of the brand versions of propoxyphene; specifically, Darvon®, Darvon-N®, and Darvocet-N®. Generic manufacturers of propoxyphene-containing products, which include Cornerstone, were requested to voluntarily remove their products as well. For more information, please visit www.FDA.gov.

Propoxyphene is a mild opiate used in the treatment of mild to moderate pain, either when pain is present alone or when it is accompanied by a fever.

The following Cornerstone products are affected:

•	Balacet® 325 CIV – 100 mg propoxyphene napsylate, 325 mg acetaminophen (NDC# 10122-301-10)

•	Propoxyphene Napsylate and Acetaminophen Tablets CIV – 100 mg propoxyphene napsylate, 325 mg acetaminophen (NDC# 24486-325-10)

•	Propoxyphene Napsylate and Acetaminophen Tablets CIV – 100 mg propoxyphene napsylate, 500 mg acetaminophen (NDC# 24486-326-10)

“Cornerstone is committed to complying fully with the FDA’s request and will react accordingly as our top priority is always the safety and well-being of our patients,” said Craig A. Collard, Cornerstone’s President and Chief Executive Officer. “Balacet 325 and the other propoxyphene generics are non-strategic products for Cornerstone.”

Patients should consult their physicians for instructions on how to safely transition to appropriate alternatives.  For further information, patients may call Medical Information in the United States at 1 (888) 661-9260 or visit www.crtx.com.

Net product sales of the affected Cornerstone products for the nine months ended September 30, 2010 were $8.0 million.

About Cornerstone Therapeutics
Cornerstone Therapeutics Inc. (Nasdaq: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on acquiring, developing and commercializing products primarily for the respiratory and related markets. The Company currently promotes multiple marketed products in the United States to respiratory-focused physicians, key retail pharmacies and hospitals with its specialty sales forces. The Company also has a late-stage clinical pipeline with a recent regulatory submission filing and four additional regulatory approval submissions targeted within the next three years. Key elements of the Company’s strategy are to pursue acquisition or licensing transactions to acquire the rights to patent-protected, branded respiratory or related pharmaceutical products, or late-stage product candidates; to implement life cycle management strategies to maximize the potential value and competitive position of the Company’s currently marketed products, newly acquired products and product candidates that are currently in development; to grow product revenue through the Company’s specialty sales forces; and to maintain and strengthen the intellectual property position of the Company’s currently marketed products, newly acquired products and product candidates.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs and related trials, our strategy and our future operations and opportunities, constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of preclinical studies and clinical trials with respect to our products under development, our ability to satisfy FDA and other regulatory requirements, our ability to effectively and efficiently complete the voluntarily withdrawal of our propoxyphene products from the market and replace the revenues from such products and the other factors described in Item 1A (Risk Factors) of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the SEC) on March 4, 2010 and in our subsequent filings with the SEC. In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release, should not be relied upon as representing our views as of any other date and do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Trademarks
Darvon®, Darvon-N®, and Darvocet-N® are registered trademarks of Xanodyne Pharmaceuticals, Inc.

Contacts
Investor Relations Contacts:
Westwicke Partners, John Woolford, +1-443-213-0506, john.woolford@westwicke.com or Westwicke Partners, Stefan Loren, Ph.D., +1-443-213-0507, sloren@westwicke.com;

Media Relations Contact:
Fleishman-Hillard, Andrea Moody, +1-919-457-0743, andrea.moody@fleishman.com.